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Exhibit 3(i).1

CERTIFICATE OF CHANGE IN NUMBER
OF AUTHORIZED SHARES

FILED BY

ASGA, INC.
(the "Company")

        I, the undersigned Lawrence A. Creeger, President and Chief Executive Officer of ASGA, Inc. do hereby certify:

  1.
  The Company is authorized to issue 50,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

  2.
  The Company had 45,499,478 shares of common stock and 0 shares of preferred stock outstanding as of December 6, 2002.

  3.
  The Company's board of directors approved a fifty for one reverse stock split of all of the Company's outstanding common stock by unanimous written consent on November 25, 2002.

  4.
  The Company elected to round up to the nearest whole share any fractional share that resulted from the effect of the reverse stock split.

  5.
  As a result of the reverse stock split, the Company will have approximately 909,990 shares of common stock outstanding, 1,000,000 shares of common stock, par value $0.001 per share, authorized and 10,000,000 shares of preferred stock, par value $0.001 per share, authorized.

  6.
  Stockholder approval was not required to be obtained in accordance with Section 78.207(1) of the Nevada Revised Statutes.

  7.
  The effect of the reverse stock split will be effective as of 12:01 a.m., PDT on December 31, 2002.

/s/ LAWRENCE A. CREEGER Lawrence A. Creeger, President and Chief Executive Officer

State of Virginia
County of Henrico

On December 27, 2002, personally appeared before me, a Notary Public, Lawrence A. Creeger, who acknowledged that he executed the above instrument.

/s/
Signature of Notary
Official Seal	My commission expires: February 28, 2006

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  Exhibit 3(i).1